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                                  EXHIBIT 12.1
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                                                                    EXHIBIT 12.1

                            APPLIED MATERIALS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                            THREE MONTHS ENDED
                                         -------------------------                 FISCAL YEAR ENDED(1)
                                         JANUARY 30,   JANUARY 31,   ------------------------------------------------
                                            1994          1993         1993      1992      1991      1990      1989
                                         -----------   -----------   --------   -------   -------   -------   -------
                                                                (IN THOUSANDS, EXCEPT RATIOS)
Income from consolidated companies
  before provision for income taxes and
  cumulative effect of accounting
  change...............................    $60,680       $21,919     $153,558   $58,925   $40,355   $54,084   $84,402
                                         -----------   -----------   --------   -------   -------   -------   -------
Fixed charges:
  Interest expense.....................      3,648         3,598       14,206    15,207    13,969     6,717     2,768
  Interest component of rent
     expense(1)........................      2,607         2,124        9,021     7,197     5,968     4,344     3,085
                                         -----------   -----------   --------   -------   -------   -------   -------
          Total fixed charges..........      6,255         5,722       23,227    22,404    19,937    11,061     5,853
                                         -----------   -----------   --------   -------   -------   -------   -------
Income from consolidated companies
  before income taxes and cumulative
  effect of accounting change plus
  fixed charges........................    $66,935       $27,641     $176,785   $81,329   $60,292   $65,145   $90,255
                                         -----------   -----------   --------   -------   -------   -------   -------
Ratio of earnings to fixed charges.....     10.70x         4.83x        7.61x     3.63x     3.02x     5.89x    15.42x

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(1) For leases where the interest factor can be specificially identified, the actual interest factor was used. For all other leases, the interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor. Amounts exclude the Company's proportional share of the earnings and fixed charges of the joint venture, which are insignificant.